EXHIBIT 14.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 26, 2018, with respect to the financial statements of POINTER SA (PTY) LTD. for the years ended December 31, 2017, 2016 and 2015; such report has been referenced in the Annual Report of Pointer Telocation Ltd., on Form 20-F for the year ended December 31, 2017. We hereby consent to the incorporation by reference of said report in the Registration Statements of Pointer Telocation Ltd., on Forms F-3 (No. 333-111019, No. 333-119998, No. 333-126257, No. 333-143399, No. 333-167144, No. 333-187384, No. 333-194483, No. 333-199535 and No. 333-212326)) and on Forms S-8 (No. 333-113420, No. 333-118897, No. 333-139717, No. 333-141306, No. 333-173155, No. 333-214775 and No. 333-217655) filed with the Securities and Exchange Commission.

/s/ Mazars Certified Public Accountants
Mazars Certified Public Accountants

Cape Town, South Africa, March 27, 2018